EXHIBIT 4.1


STANDARD & POOR'S
A Division of The McGraw Hill Companies



Frank A. Ciccotto, Jr.                           55 Water Street, 45th Floor
Senior Vice President                            New York, NY  10041
Securities Evaluations                           Tel. 212-438-4417
                                                 Fax 212-438-7748
                                                     frank_ciccotto_jr@sandp.com


                                 October 9, 2009


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

The Bank of New York Mellon
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

              Re: Van Kampen Unit Trusts, Taxable Income Series 205 Build America Bonds Income Trust, Series 10
                       -------------------------------------------

Gentlemen:

   We have examined Registration Statement File No. 333-160901 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                                                  Vice President